Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Gulf Island Fabrication, Inc., a Louisiana corporation (the “Company”), and Richard Heo (the “Executive”) is entered into effective as of the Closing Date under the Merger Agreement (as defined below) (the “Effective Date”).

RECITALS

A.	The Company desires to continue to employ the Executive in the capacity set forth on Exhibit “A”, pursuant to the provisions of this Agreement; and

B.	The Executive desires employment as an employee of the Company pursuant to the provisions of this Agreement.

ARTICLE I
TERMS OF EMPLOYMENT

1.1.        Employment. The Company hereby employs the Executive for and during the Term hereof in the position set forth on Exhibit “A”, which exhibit is incorporated herein by reference.  The Executive hereby accepts employment under the terms and conditions set forth in this Agreement.

1.2.       Duties of the Executive.  The Executive agrees to devote the Executive’s best efforts, abilities, knowledge, experience and full business time to the faithful performance of the duties, responsibilities, and authorities that may be assigned to the Executive.  During the term of this Agreement, the Executive may not engage, directly or indirectly, in any other business or investment activity that interferes with the Executive’s performance of the Executive’s duties hereunder during normal business hours, or is contrary to the interests of the Company.  The Executive shall at all times comply with and be subject to such reasonable policies and procedures as the Company may establish from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to the Company.

1.3.        Term.  This Agreement is entered into in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated November 7, 2025, by and among the Company, IES Holdings, Inc., a Delaware corporation (“Parent”), and IES Merger Sub, LLC, a Louisiana limited liability company (“Merger Sub”).  All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.  This Agreement and the Executive’s employment hereunder shall become effective only upon the Effective Date and shall continue in force and effect until September 30, 2026 (the “Term”) unless sooner terminated as provided in Section 2.1 hereof.  Following the end of the Term, Company shall pay Executive the amounts set forth in Section 2.2(b) hereof.  This Agreement may not be renewed or extended.

1.4.        Compensation. The Company shall pay or provide to the Executive, as “Compensation” for all services rendered by the Executive to the Company and its affiliates, the following:

 (a)       Base: An annual base salary amount as set forth on Exhibit “A”, prorated for any partial period of employment (“Base”).  Such Base shall be paid in installments in accordance with the Company’s regular payroll practices.

 (b)      Bonus: If the Executive is still employed by the Company on September 30, 2026, a bonus shall be paid in the amount as set forth on Exhibit “A”.  If the Executive dies or his employment is terminated by the Company before September 30, 2026, he will receive a pro-rated portion of the amount as set forth on Exhibit “A” based on the number of days between January 1, 2026 and the end of his employment divided by 273.  In each case, such bonus shall be paid on the date immediately following the date the Release provided in Section 2.3 becomes irrevocable or his death.

 (c)       Legacy Equity Awards:  During the Term, Executive will continue to vest under the 2023, 2024, and 2025 Restricted Stock Unit Agreement and the Performance Based Restricted Stock Agreements (“RSU Agreements”) and pursuant to the terms of the RSU Agreements and the applicable stock incentive plan of the Company, and such RSU Agreements shall remain binding on the Company except as modified herein.  Any time or performance based vested restricted stock units (together, the “RSUs”) shall be settled in cash by the Company at $12.00 per RSU within ten business days of vesting.

1.5.        Employee Benefits.  In addition to the Compensation payable or provided to the Executive under Section 1.4, the Executive shall be entitled to the following benefits:

 (a)       Participation in Benefit Plans. As an employee of the Company, the Executive shall be allowed to participate in all benefit plans that the Company makes available to its other similarly situated executives. Nothing in this Agreement is to be construed to obligate the Company to institute, maintain, or refrain from changing, amending, or discontinuing any benefit program or plan.

 (b)        Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable and properly documented out-of-pocket business-related expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement, in accordance with the Company’s business expense payment and reimbursement policies and procedures and consistent with the record keeping and related requirements of the Internal Revenue Service.

(c)         Vacation.  The Executive shall be entitled to fifteen (15) days of paid vacation per calendar year, prorated for any partial period of employment, which may be taken in accordance with the Company’s vacation policies and procedures. The Executive shall also be entitled to additional paid time off in accordance with the Company’s paid time off policies.

1.6.       Limitations.  The Company shall not by reason of Section 1.4 or Section 1.5 above be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered executives similarly situated.  The Executive’s employment is also subject to the terms and conditions of the Company’s employee manuals and policies; provided, however, to the extent the Company’s employee manuals or policies and this Agreement conflict, this Agreement shall control.

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ARTICLE II
TERMINATION

2.1.        Termination. Notwithstanding anything herein to the contrary, this Agreement (other than those provisions which expressly continue after the termination of this Agreement) and the Executive’s employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof by reason of and in accordance with the following provisions:

 (a)        Death. If the Executive dies during the term of this Agreement and while in the employ of the Company, the Executive’s employment with the Company shall automatically terminate as of the date of the Executive’s death.

 (b)        Termination by the Company with Notice. The Company may terminate the Executive’s employment with the Company at any time, for any reason, other than as set forth in Subparagraphs (a) of this Section 2.1, in the Company’s sole discretion, upon fifteen (15) days prior written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(b) hereof.

 (c)        Termination by the Executive with Notice.  The Executive may terminate the Executive’s employment under this Agreement for any reason, in the Executive’s sole discretion, by giving the Company fifteen (15) days prior written notice, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(c) hereof.  The Company shall have the right, but not the obligation, to terminate the Executive’s employment immediately upon receipt of such notice.

2.2.         Compensation upon Termination.

(a)         Death. In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(a) hereof due to the death of the Executive, the Executive shall be paid the compensation in Paragraph 2.2(b).

(b)        Termination by the Company with Notice.  In the event the Executive’s employment hereunder is terminated by the Company pursuant to the provisions of Sections 2.1(a) or 2.1(b) hereof or the Term expires, whichever occurs first, and notwithstanding any other Agreement to the contrary, (i) the Company shall pay the Executive the amounts that would be payable to Executive under Section 2.3(c)(i)-(iii) of the Legacy Employment Agreement (as defined below) and (ii) all RSUs of the Company held by the Executive granted by virtue of the RSU Agreements shall be deemed to vest on the date immediately following the date the Release provided in Section 2.3 becomes irrevocable, subject to tax and other required and authorized withholdings.  Any such vested RSUs shall be settled in cash by the Company at $12.00 per RSU within ten business days of vesting. Except as otherwise required by Section 4.10, the (x) amount payable to the Executive pursuant to Section 2.2(b)(i) hereof and (y) the vesting of the RSUs described in Section 2.2(b)(ii) hereof shall occur, in each case, on the date immediately following the date the Release provided in Section 2.3 becomes irrevocable, subject to tax and other required and authorized withholdings.

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(c)       Termination by the Executive with Notice.  In the event the Executive’s employment hereunder is terminated by the Executive pursuant to the provisions of Section 2.1(c) hereof, all future compensation to which the Executive is entitled and all future benefits for which the Executive is eligible shall cease and terminate as of the date of termination. The Executive shall be entitled to (i) any earned, but unpaid portion of the Base; and (ii) any unpaid business expenses reimbursable pursuant to the Company’s business expense and reimbursement policy.  Any amount due the Executive hereunder shall be paid in a cash lump sum payment on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(d)       Termination of Obligations of the Company Upon Payment of Compensation. Upon payment of the amounts, if any, due the Executive pursuant to the preceding provisions of this Article II, the Company shall have no further obligation to pay any compensation or other amount to the Executive under this Agreement.

2.3.       Release and Waiver.  Notwithstanding any other provisions of this Agreement to the contrary, unless waived by the Company with respect to the Executive, in its sole discretion, the Company shall not provide, or have any obligation to provide, to the Executive any severance payments or benefits under Section 2.2(b)), upon or following the Executive’s termination of employment as set forth therein, unless (i) within twenty-one (21) days (or forty-five (45) days, if necessary to comply with applicable law) from the date of such termination of employment, the Executive timely executes and delivers to the Company a general waiver and release agreement, in favor of the Company, its affiliates and related parties in substantially the form attached hereto as Exhibit “B” (the “Release”), and (ii) the Executive does not revoke the Release within any applicable revocation period therefor following the Executive’s delivery of the executed Release to the Company.  If the requirements of this Section 2.3 are satisfied, then, subject to Article II, the severance payments and benefits to which the Executive is otherwise entitled to receive under Article II shall begin or be made, as applicable.  If the Release requirements of this Section 2.3 are not timely satisfied by the Executive, then no severance payments or benefits shall be due the Executive under this Agreement.

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ARTICLE III
PROTECTION OF INFORMATION, NON-COMPETITION
AND NON-SOLICITATION

3.1.        Protection of the Business and the Company’s Goodwill.  Concurrently with the execution of this Agreement, the Company, Parent, and Merger Sub are entering into the Merger Agreement whereby Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall survive as an indirect, wholly owned subsidiary of Parent. The Executive acknowledges and agrees that the Executive has technical and other expertise associated with the business of the Company (the “Business”) which enhances the goodwill of the Business.  In addition, the Executive has valuable business contacts with clients and potential clients of the Business and with professionals in the industry which also enhances the goodwill of the Business.  Furthermore, the Executive’s reputation and goodwill are an integral part of the Business’ success throughout the areas where the Company conducts business.  If the Executive deprives the Company of any of the Executive’s goodwill or in any manner uses the Business’ reputation and goodwill in competition with the Company in contravention of this Agreement, the Company will be deprived of the benefits it has bargained for pursuant to this Agreement.  But for the Executive’s entry into this Agreement, the Company would not have entered into the Merger Agreement.  Accordingly, upon execution of this Agreement and continuing thereafter during the course of the Executive’s employment by the Company, the Company agrees to provide the Executive with: (i) access and continued access to the Trade Secrets and Confidential Information (as defined herein) of the Company and the Business; (ii) continuing training, development and education; and (iii) additional Trade Secrets and Confidential Information about the Business’ and the Company’s employees, customers and customer’s employees and agents.  The Executive agrees that it is necessary for the Company to protect its business (including the Business) from damage by reason of the unauthorized use or disclosure of its Trade Secrets or Confidential Information, and the Executive further agrees that the restrictive covenants in this Article III constitute a reasonable and appropriate means, consistent with the best interest of the Executive and the Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein.

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3.2.       Confidential Information and Trade Secrets. The Executive recognizes that the Executive’s employment by the Company is one of the highest trust and confidence because (i) certain information of which the Executive has gained or will gain knowledge during the Executive’s employment and/or relationship with the Company, as the case may be, is proprietary and confidential information which is special and peculiar value to the Company, and (ii) if any such proprietary and confidential information were imparted to or became known by any person, including the Executive, engaging in a business in competition with that of the Company, hardship, loss or irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain.  The Executive acknowledges that the Company has developed and will continue to develop unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans, price lists, pricing policies, pricing contracts, rebate programs, sales and operating procedures, methods and techniques, management methods, operating techniques and capabilities, training manuals and procedures, marketing and development plans, financial and accounting data, information technology and computer systems, and other information (collectively herein “Trade Secrets”) which will enhance the Company and the Business.  Moreover, the term “Confidential Information,” as used in this Agreement, includes, but is not limited to, the Company’s written, oral, electronic and visual information relating to (1) lists of, and all information about, each person or entity to which the Company has sold products or has provided services of any kind, or with which the Company has entered into an agreement, or made a sale of any kind, including both current and prospective (all of which are hereinafter collectively referred to as “Customers” or individually as “Customer”); (2) all the Customers’ contact information, which includes information about the identity and location of individuals with decision-making authority and the particular preferences, needs or requirements of the Customer, or such individual, with respect to quantities, transportation or delivery of products, or particular needs or requirements of Customers based on geographical, economic or other factors; (3) all of the Company’s pricing and formulas, methodologies, practices and systems, including those based upon particular Customers, particular quantities, or based on geographic, seasonal, economic or other factors, including all information about the price, terms, quantities or conditions of products or services sold or furnished by the Company to its Customers; (4) financial information of any kind relating to sales and purchase histories, trend information about the growth or shrinking of a particular Customer’s needs, purchases or requirements; profit margins or markups or rebate programs, as well as all information about the costs and expenses which the Company incurs to provide products or services to its Customers; (5) the Company’s procedures, forms, methods, and systems for marketing to Customers and potential customers including all of its Customer development techniques and procedures, including training and other internal manuals, forms and documents; (6) technical information about the Company or any of its Customers or suppliers, including information about computer programs, source codes, object codes, or software, data bases, data, equipment, systems or procedures; (7) financial information of any kind about the Company or its operations; and (8) all information about the Company’s employees, including their addresses and phone numbers, pay rates, benefits and compensation packages or history.  Therefore, the Executive agrees that it is necessary for the Company to protect its business from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein:

(a)        Trade Secrets/Non-Disclosure of Confidential Information.  The Executive agrees and covenants to use the Executive’s best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets and Confidential Information of the Company.  The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret or Confidential Information (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or Confidential Information.  All correspondence, memoranda, notes, records, drawings, documents, files, mailing or contact lists, personnel lists or files, computer software or programs or files or other documents, programs or writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement related to the Executive’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Company, including, but not limited to, Trade Secrets and Confidential Information, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.  The non-disclosure obligations regarding Trade Secrets shall not apply if: (i) such information was in the public domain prior to disclosure, (ii) such disclosure comes into the public domain through no fault of the Executive, or (iii) such disclosure is required by law or compelled by court order.

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3.3.       Non-Solicitation of Employees of the Company.  The Executive covenants and agrees that during the term of this Agreement and for one (1) year following the termination of this Agreement (collectively hereinafter, the “Restricted Period”), the Executive will not, either directly or indirectly, call on, solicit, induce, employ, cause to be hired or take away, or attempt to call on, solicit, induce, employ, or cause to be hired or take away any employee or any contractor, consultant, agent or representative of the Company, for any reason from the Company, either for the Executive or for any other person, firm, corporation or other entity.  Further, the Executive shall not induce any employee, consultant, agent or representative of the Company to terminate his/her employment or business relationship with the Company during the term of this Agreement or during the Restricted Period. Notwithstanding anything to the contrary contained herein, general solicitations of employment by means of newspaper, periodical or trade publication advertisements not directed at employees of the Company shall not constitute a violation of this provision.

3.4.        Non-Solicitation of Customers of the Company.  The Executive covenants and agrees that during the term of this Agreement and for the Restricted Period, the Executive will not, either directly or indirectly, call on, solicit, induce or take away, or attempt to call on, solicit, induce, take away, service or accept business from any customer of the Company, or induce, request or advise any such customer to terminate its relationship with the Company or request, induce or advise any customer of the Company to withdraw, curtail, modify or cancel its business with the Company.  Further, during the term of this Agreement and the Restricted Period, the Executive agrees and covenants not to use for the Executive’s benefit or for the benefit of another or to disclose, disseminate, distribute, divert, attempt to divert, take advantage of or attempt to take advantage of any actual or potential business opportunity of the Company which would violate this Section 3.4.

3.5.       Covenant Not to Compete.  The Executive hereby covenants and agrees that during the term of this Agreement and the Restricted Period, the Executive will not without the prior written consent of the Company: (a) engage in any business that directly or indirectly materially competes with any business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct within twelve (12) months from the effective date of the termination and as to which the Executive is personally aware of such planning) in any geographical area that is within one hundred (100) miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services and over which the Executive had substantive responsibilities (a “Competitive Business”), (b) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business, including a private equity or venture capital firm that has one or more portfolio companies that engage in the Competitive Business provided that the Executive actively participates in the relationship between such fund and the portfolio company or portfolio companies that engage in the Competitive Business, (c) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (d) interfere with, or attempt to interfere with, business relationships between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.  Further, during the term of this Agreement and the Restricted Period, the Executive agrees and covenants not to use for the Executive’s benefit or for the benefit of another or to disclose, disseminate, distribute, divert, attempt to divert, take advantage of or attempt to take advantage of any actual or potential business opportunity of the Company which would violate this Section 3.5.

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3.6.        Survival of Covenants.  Each covenant of the Executive set forth in this Article III shall survive the termination of this Agreement in accordance with its terms and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.

3.7.       Remedies.  In the event of breach or threatened breach by the Executive of any provision of this Article III, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

3.8.        Acknowledgment by the Executive. The Executive hereby acknowledges that the Executive’s agreement to be bound by the protective covenants set forth in this Article III was a material inducement for the Company entering into the Merger Agreement and this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein.  Further, the Executive understands the foregoing restrictions may limit the Executive’s ability to engage in certain businesses during the period of time provided for, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

ARTICLE IV
GENERAL PROVISIONS

4.1.        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when sent by email (if delivered without receipt of any “bounceback” or similar notice indicating failure of delivery); or (c) when delivered by a courier (with confirmation of delivery), in each case to the party to be notified at the following address:

If to the Executive:	As set forth in Exhibit “A”

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If to the Company :	c/o IES Holdings, Inc.
Attention: William Albright; Mary Newman; Michael Keasey; Yasin Khan
13131 Dairy Ashford Rd, Suite 500
Sugar Land, Texas 77478
Email: [***]

with copies to:
Norton Rose Fulbright US LLP
1550 Lamar Street, Suite 2000
Attention: Brian Fenske; Thomas Verity
Houston, Texas 77010
Email: [***]

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

4.2.        Severability. If any provision contained in this Agreement is determined by a court of competent jurisdiction or an arbitrator pursuant to Article V below to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.  If any of the restrictions contained in Article III are found by an arbitrator or court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for said restrictions to be reformed by said arbitrator court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

4.3.       Waiver Modification, and Integration.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.  This instrument and the other documents referenced herein contain the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated.  This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

4.4.        Binding Effect. This Agreement shall be binding and effective upon the parties and their respective heirs, executors and successors.  Neither party shall assign this Agreement without the prior written consent of the other party.

4.5.        Governing Law. The parties intend that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to principles of conflicts of law.

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4.6.       Representation of the Executive. The Executive hereby represents and warrants to the Company that the Executive has not previously assumed any obligations inconsistent with those contained in this Agreement.  The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to the Executive’s own initiative and that this Agreement is not in contravention of any existing commitments.  The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

4.7.       Counterpart Execution.  This Agreement and all other documents related to this Agreement may be executed in one or more counterparts (any one of which need contain the signatures of more than one party), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any signature hereto delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

4.8.        Company.  For the purposes of this Agreement, the term the “Company ” shall include any parent, subsidiary division of the Company, or any entity, which directly or indirectly, controls, is controlled by, or is under common control with the Company .

4.9.       The Executive.  The Executive represents to the Company and agrees that: (i) the Executive was specifically advised to and fully understands the Executive’s rights to discuss all aspects of this Agreement with an attorney and the Executive has been represented by counsel regarding this Agreement, (ii) the Executive has carefully read and fully understands the provisions of this Agreement, (iii) the execution and entry into this Agreement in no way and under no circumstance constitutes Good Reason (or such similar term) under that certain Amended and Restated Change of Control Agreement, dated as of March 3, 2025, by and between the Executive and the Company (the “Legacy Employment Agreement”), and (iv) the Executive shall not commence any action or proceeding arising out of or relating to the Legacy Employment Agreement against the Company, and that he will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on his behalf.  Notwithstanding anything to the contrary, nothing herein waives or releases Executive’s rights pursuant to this Agreement.

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4.10.      Application of Internal Revenue Code Section 409A.

 (a)        It is intended that the payments provided under Section 2(b) of this Agreement (the “Severance Benefits”) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulation §§1.409A-1(b)(4) (regarding short-term deferrals) and 1.409A-1(b)(9)(iii) (involuntary separation pay).  Notwithstanding anything to the contrary set forth herein, any Severance Benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation §1.409A-1(h) (“Separation From Service”)), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional taxes and/or interest under Section 409A.  If the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits, or any portion thereof, constitute “deferred compensation” under Section 409A and the Executive is, on the date of his Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months after the Executive’s Separation From Service, or (ii) the date of the Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Executive a lump sum amount equal to the sum of the Severance Benefit payments that the Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in this Agreement.

 (b)         It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation §1.409A-2(b)(2)(i). Notwithstanding the provisions of Section 2.2(d) and (e) to the contrary, if the maximum period during which the Executive may review and revoke the Release spans two (2) calendar years the payment and benefits provided in Section 2.2(d) and (e) shall not be paid or provided earlier than the second calendar year of that period, irrespective of the date on which the Release becomes irrevocable.

 (c)        The amount of expenses eligible for reimbursement pursuant to this Agreement during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Agreement is not subject to liquidation or exchange for another benefit.

ARTICLE V
ARBITRATION

5.1.        Resolution of Disputes.  In the event any dispute(s) arises between the Executive and the Company (including any of its subsidiaries, sister or affiliated companies or entities, and each of their employees, officers, directors, or agents) with respect to the terms and provisions of this Agreement (a “Dispute”), except with respect to a party’s request for equitable relief thereunder, the parties shall cooperate in good faith to resolve the Dispute(s).  If the parties cannot resolve the Dispute(s) among themselves within ten (10) days after written notice of activation of the terms of this Article V, each party shall, within seven (7) days after the expiration of said 10 day period, select a mediator and shall notify the other party of such selection.  The mediators shall have thirty (30) days from the expiration of said 7 day period to resolve the Dispute(s).  If a resolution of the Dispute(s) does not occur through said mediation within said 30 days, the Dispute(s) shall be resolved by binding arbitration as provided herein.

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5.2.       Arbitration. Any controversy, dispute or claim arising out of or relating, in any way, to this Agreement or a purported breach of this Agreement shall be settled through arbitration proceedings conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The matter shall be heard and decided, and awards rendered by, a panel of three arbitrators.  The Company and the Executive shall each select one arbitrator and the American Arbitration Association shall select the third arbitrator, each of whom shall be on the American Arbitration Association’s national panel of commercial arbitrators.  The award rendered by this arbitration panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction. The Company shall pay all arbitration fees, unless the panel makes a factual finding or conclusion that the Executive’s claim in the matter was frivolous.  Likewise, the Company shall pay his or her legal fees in all disputes, other than those deemed frivolous. The Executive shall be responsible for all of his or her fees and costs along with 50% of all arbitration fees in any matter the arbitrators find frivolous.

ARTICLE VI
CONFIDENTIALITY

6.1.        Confidentiality.  This Agreement is confidential, and the substance may be disclosed to the parties’ attorneys or financial advisors, as mutually agreed by the parties, or, otherwise, as may be required by law.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Richard Heo
Richard Heo

[Signature Page to Employment Agreement]

COMPANY:

GULF ISLAND FABRICATION, INC.

By:	/s/ Westley S. Stockton
Name:	Westley S. Stockton
Title:	Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

[Signature Page to Employment Agreement]

EXHIBIT “A” TO
EMPLOYMENT AGREEMENT

Name: Richard Heo

Home Address:  [***]

Position:  SVP, General Manager of the Company

Annual Base Salary:  $535,000

Bonus:  $401,250

EXHIBIT “B” TO
EMPLOYMENT AGREEMENT

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is made and entered into by and between Gulf Island Fabrication, Inc., a Louisiana corporation (the “Company”) and Richard Heo (the “Executive”), each referred to collectively as the “Parties”, and individually as “Party.” Capitalized terms used but not defined herein will have the meanings ascribed to them in the Employment Agreement by and between the Company and the Executive (the “Employment Agreement”). References to the Company in this Waiver and Release shall include Parent, to the extent applicable.

WHEREAS, the Board has determined that the Executive is eligible for payments and/or benefits under the terms of the Employment Agreement;

WHEREAS, pursuant to the Employment Agreement, in consideration of the right to receive payments and/or benefits in accordance with Article II of the Employment Agreement, the Executive must sign, return and not revoke this Waiver and Release;

WHEREAS, the Company has executed and delivered this Waiver and Release to the Executive for the Executive’s review and consideration as of ______________ the (“Delivery Date”); and

WHEREAS, the Executive and the Company each desire to settle all matters related to the Executive’s employment by the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Employment Agreement and in this Waiver and Release, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1.          Termination of Employment. The Parties agree that the Executive’s employment relationship with the Company, including all other offices and positions the Executive has with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which the Executive holds on behalf of the Company or its subsidiaries or affiliates, shall be automatically terminated effective at ______________ on the ______________ (the “Termination Date”).

2.           Release of Company. This Waiver and Release represents a compromise under Federal Rule of Evidence 408. In consideration for the right to receive the payments and/or benefits under the Employment Agreement following the Termination Date in accordance with the terms of the Employment Agreement and the mutual promises contained in the Employment Agreement and in this Waiver and Release, the Executive (on behalf of the Executive, the Executive’s heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Company, its predecessors, successors, parents, shareholders, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives, attorneys, affiliated companies, and all persons acting by, through, under or in concert with the Company (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, that the Executive now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Waiver and Release, in connection with the Executive’s employment by the Company or the termination thereof.

This release specifically includes, but is not limited to, any claims of discrimination, harassment, or retaliation of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortious interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Company from the performance of its obligations under this Waiver and Release.

Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 1981; Texas Commission on Human Rights Act; Texas Anti-Retaliation Act; Texas Labor Code §§ 21.001 et seq.; Texas Labor Code §§ 451.001 et seq.; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act (“FLSA”); the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

The Executive hereby waives and releases the Executive’s ability or right to participate in any class or collective action against any of the Released Parties in any forum, either as a class representative, party plaintiff, or absent class member, asserting any claims referenced herein. This Waiver and Release includes, but is not limited to, claims arising under the FLSA and any state wage payment law that a court may find to have not otherwise been waived under this Waiver and Release. In such a case, to the extent the claim was not otherwise waived or released, the Executive may assert a claim against any of the Released Parties on the Executive’s own behalf, but the Executive may not do so within or otherwise participate in a class or collective action against the Company or any of the Released Parties.

3.           Waiver of Certain Claims, Rights or Benefits. Without in any way limiting the generality of Section 2 of this Waiver and Release, by executing this Waiver and Release and accepting the payments and/or benefits under the Employment Agreement following the Termination Date, the Executive specifically agrees to release all claims, rights, or benefits the Executive may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as currently amended (“ADEA”), or any equivalent or comparable provision of state or local law, including, but not limited to, the Texas Commission on Human Rights Act.

4.            Acknowledgements and Obligations of the Executive.
 a.           The Executive represents and acknowledges that in executing this Waiver and Release, the Executive does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys regarding the subject matter, basis or effect of this Waiver and Release or otherwise, and that the Executive has engaged or had the opportunity to engage an attorney of the Executive’s choosing in the negotiation and execution of this Waiver and Release. The Executive acknowledges that the Executive has the right to consult with counsel of the Executive’s choosing with regard to the review of this Waiver and Release.
 b.          THE EXECUTIVE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS WAIVER AND RELEASE, THE EXECUTIVE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH THE EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS BENEFIT PROTECTION ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THIS WAIVER AND RELEASE IS EXECUTED; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE IS ALREADY ENTITLED; AND (iii) AGREES THAT THIS WAIVER AND RELEASE IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY THE EXECUTIVE, AND THE EXECUTIVE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS WAIVER AND RELEASE AND HAS ENTERED INTO THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.
 c.        The Executive acknowledges that the Executive has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the Termination Date, and that the Company does not owe the Executive any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

 d.        Notwithstanding anything contained in this Waiver and Release to the contrary, this Waiver and Release does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Texas Workforce Commission, or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iii) claims for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to the Executive’s liability as an employee, director or officer of the Company or its affiliates; (iv) claims that the Executive may have as an employee participating in the Company’s qualified retirement plan; (v) the Executive’s right to receive award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program; and (vi) the Executive’s ability to challenge the validity of this Waiver and Release under the ADEA and the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.).
 e.       The Executive represents and warrants that the Executive has returned to the Company, by no later than the date the Executive executes this Waiver and Release, all Company property and confidential information, including, without limitation, all expense reports, notes, memoranda, records, documents, employment manuals, credit cards, keys, pass keys, computers, electronic media (including flash drives), office equipment and sales records and data, together with any and all other information or property, no matter how produced, reproduced or maintained, kept by the Executive in his possession and pertaining to the business of the Company.
 f.        The Executive acknowledges and agrees the Executive is subject to restrictive covenants set forth in Article III of the Employment Agreement, which sets forth certain obligations of the Executive which remain in effect following the Termination Date, and nothing in this Waiver and Release shall modify such ongoing obligations, the continued performance of which by the Executive are a condition of the Company’s obligations hereunder and under the Employment Agreement.
 g.       The Executive acknowledges that neither the Company nor anyone on its behalf has made any representations, warranties, or promises of any kind regarding the tax consequences of the payment of proceeds referenced herein. Except for amounts withheld by the Company, the Executive understands and agrees that the Executive will be responsible for paying any taxes, interest, penalties, or other amounts due on the payments. The Executive further agrees to indemnify the Company for, and hold it harmless from, any additional taxes, interest, penalties, or other amounts for which the Company may later be held liable as a result of any failure by the Executive to comply with the Executive’s obligations under this Section, including costs and attorneys’ fees reasonably incurred by the Company in recovering such amounts from the Executive.
 h.       The Executive represents that the Executive has not filed any complaints, claims, or actions against the Company with any state, federal, or local agency or court, or that if the Executive has, the Executive agrees to withdraw and dismiss with prejudice (or cause to be withdrawn and dismissed with prejudice) any complaint, claim, action, or charge filed with any state, federal, or local agency or court. The Executive further agrees that no other person or entity may bring any claim on the Executive’s behalf falling within the terms of this Waiver and Release and that, should any such claim be brought on the Executive’s behalf, the Executive will cooperate with the Company and/or any other of the Released Parties that may be affected and its or their attorneys, in seeking a prompt dismissal of that claim. The Executive acknowledges and affirmatively states the Executive knows of no facts which may lead to or support any complaints, claims, actions, or charges against the Company in or through any state, federal, or local agency or court.

 i.        The Executive agrees the Released Parties are not obligated, now or in the future, to offer employment to the Executive or to accept services or the performance of work from the Executive directly or indirectly. The Executive knowingly and voluntarily waives all rights, if any, the Executive may have under federal and/or state law to re-hire by, or reinstatement of employment with any of the Released Parties.
 j.        The Executive agrees to reasonably cooperate with the Company and use the Executive’s best efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which the Executive was involved. The Executive also covenants to cooperate in defending or prosecuting any claim or other action which arises, whether civil, criminal, administrative or investigative, in which the Executive participation is required in the best judgment of the Company by reason of the Executive’s former employment with the Company. Upon the Company’s request, the Executive will use the Executive’s best efforts to attend hearings and trials, to assist in effectuating settlements, and to assist in the procuring of witnesses, producing evidence, and in the defense or prosecution of said claims or other actions.
 k.      The Executive represents and warrants that, with respect to the Company’s equity securities, any and all transactions reportable under Section 16 of the Securities Exchange Act of 1934, as amended, that occurred on or prior to the Termination Date have been timely and properly reported by Executive to the Company in accordance with the Company’s policies and procedures.

5.           Confidentiality.
 a.        The Executive agrees not to divulge or release this Waiver and Release or its contents, except to the Executive’s attorneys, financial advisors, or immediate family, provided they agree to keep this Waiver and Release and its contents confidential, or in response to a valid subpoena or court order.
 b.         Nothing herein is intended to be or will be construed to prevent, impede, or interfere with the Executive’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or Released Parties or his or her employment with the Company or Released Parties when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. The Executive is not required to contact the Company or Released Parties regarding the subject matter of any such communications before they engage in such communications. However, the Executive cannot disclose to anyone confidential communications and documents that are protected by the Company’s or Released Parties’ attorney-client privilege or work product protection.

6.          Defend Trade Secrets Act. The Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in: (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.          Time Period for Enforceability/Revocation of Agreement. The Company’s obligations under this Waiver and Release are contingent upon the Executive executing and delivering this Waiver and Release to the Company. The Executive may take up to [twenty-one (21)/forty-five (45)] days from the Delivery Date (the “Consideration Period”) to consider this Waiver and Release prior to executing it. The Executive may execute and deliver this Waiver and Release at any time during the Consideration Period. Any changes made to this Waiver and Release after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Waiver and Release by the Executive after the expiration of the Consideration Period shall be unenforceable, and the Company shall not be bound thereby. The Executive shall have seven (7) days after execution of this Waiver and Release to revoke (“Revocation Period”) the Executive’s consent to this Waiver and Release by executing and delivering a written notice of revocation to the Company in accordance with the Notice provision of the Severance Plan. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Company, the obligations of the Parties under this Waiver and Release shall be void and unenforceable, with the exception of the Executive’s obligation to keep this Waiver and Release confidential under Section 5 of this Waiver and Release.

8.           Effective Date. This Waiver and Release shall become effective as of the date on which it is executed by the Executive, provided that it is also signed by the Company and provided that the Executive does not timely revoke this Waiver and Release in accordance with the provisions of Section 7 of this Waiver and Release.

9.          Governing Law, Jurisdiction & Venue. This Waiver and Release, and any and all interactions between the Parties arising under or resulting from this Waiver and Release, is governed by and construed in accordance with the laws of the State of Texas, exclusive of its choice of law principles. Each Party irrevocably consents to the personal jurisdiction of the state or federal courts located in Harris County, Texas with regard to any dispute arising out of or relating to this Waiver and Release. All payments due hereunder and all obligations performable hereunder shall be payable and performable at the offices of the Company in Houston, Texas. The Executive represents to the Company that the Executive has not filed any charge or complaint, nor initiated any other proceedings, against the Company or any of its employees or agents, with any governmental entity or court.

10.         Injunctive Relief. Notwithstanding any other term of this Waiver and Release, it is expressly agreed that a breach of this Waiver and Release will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Waiver and Release.

11.        Entire Agreement. The Employment Agreement and this Waiver and Release comprise the entire agreement between the Parties pertaining to the matters encompassed therein and herein, and supersede any other agreement, written or oral, that may exist between them relating to the matters encompassed therein and herein, except that this Waiver and Release does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between the Executive and the Company.

12.        Severability. If any provision of this Waiver and Release is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Waiver and Release, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Waiver and Release.

13.         Execution. This Waiver and Release may be executed in multiple counterparts, each of which will be deemed an original for all purposes. Facsimile of pdf copies of signatures to this Waiver and Release are as valid as original signatures.

14.        Consideration of Medicare’s Interests. The Executive affirms, covenants, and warrants that the Executive is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of execution of this Waiver and Release or payment hereunder, to the extent applicable, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Executive is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. The Executive affirms, covenants, and warrants the Executive has made no claim for illness or injury against, nor is the Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by the Executive before or after the execution of this Waiver and Release. Furthermore, the Executive is aware of no medical expenses which Medicare has paid and for which the Released Parties are or could be liable now or in the future. The Executive agrees and affirms that, to the best of the Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Executive will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and the Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

[SIGNATURES ON NEXT PAGE]

THE EXECUTIVE’S SIGNATURE BELOW MEANS THAT THE EXECUTIVE HAS READ THIS WAIVER AND RELEASE AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

EXECUTIVE:

Richard Heo

GULF ISLAND FABRICATION, INC.

By:
Name:
Title: